PURCHASE AND SALE AGREEMENT

                                BETWEEN

                     DYNAMIC MATERIALS CORPORATION

                                  AND

                 E. I. DU PONT DE NEMOURS AND COMPANY



                                 DATED

                             JULY 22, 1996

ARTICLE 1      DEFINITIONS . . . . . . . . . . . . . . . . . . .     1

ARTICLE 2      BUSINESS ASSETS . . . . . . . . . . . . . . . . .     3

               (a)  Machinery and Equipment. . . . . . . . . . .     3
               (b)  Marketing Documents and Materials. . . . . .     3
               (c)  Intellectual Property. . . . . . . . . . . .     3
               (d)  Miscellaneous. . . . . . . . . . . . . . . .     4
               (e)  Contracts. . . . . . . . . . . . . . . . . .     4
               (f)  Inventory. . . . . . . . . . . . . . . . . .     4
               (g)  Accounts Receivable. . . . . . . . . . . . .     4
               (h)  Facilities . . . . . . . . . . . . . . . . .     5
               (i)  Claims.. . . . . . . . . . . . . . . . . . .

ARTICLE 3      EXCLUDED ASSETS . . . . . . . . . . . . . . . . .     5

ARTICLE 4      BUYER'S ASSUMPTION OF LIABILITY AND
               INDEMNITY . . . . . . . . . . . . . . . . . . . .     6

               (a)  Assumed and Excluded Liabilities . . . . . .     6
               (b)  Accounts Payable . . . . . . . . . . . . . .     7

ARTICLE 5      PURCHASE PRICE. . . . . . . . . . . . . . . . . .     7

               (a)  Purchase Price . . . . . . . . . . . . . . .     7
               (b)  Payment Term . . . . . . . . . . . . . . . .     7
               (c)  Allocation of Purchase Price . . . . . . . .     7
               (d)  Proration. . . . . . . . . . . . . . . . . .     8
               (e)  Instruments of Conveyance, Transfer and
                    Assumption . . . . . . . . . . . . . . . . .     8

ARTICLE 6      SELLER'S WARRANTIES . . . . . . . . . . . . . . .     9

               (a)  Corporate Status . . . . . . . . . . . . . .     9
               (b)  Performance of Agreement . . . . . . . . . .     9
               (c)  Corporate Power. . . . . . . . . . . . . . .     9
               (d)  Litigation . . . . . . . . . . . . . . . . .     9
               (e)  Intellectual Property. . . . . . . . . . . .    10
               (f)  Environmental Matters. . . . . . . . . . . .    10
               (g)  Financial Statements . . . . . . . . . . . .    11
               (h)  Title to Properties; Liens; Condition of
                    Properties . . . . . . . . . . . . . . . . .    12
               (i)  Taxes. . . . . . . . . . . . . . . . . . . .    12
               (j)  Disclosure of Material Information . . . . .    12
               (k)  Inventory. . . . . . . . . . . . . . . . . .    13
               (l)  Existing Employment Contracts. . . . . . . .    13
               (m)  Absence of Certain Changes . . . . . . . . .    13
               (n)  Product Warranty and Product Liability . . .    14
               (o)  Contracts. . . . . . . . . . . . . . . . . .    14
               (p)  Other Contracts. . . . . . . . . . . . . . .    15
               (q)  Compliance with Laws . . . . . . . . . . . .    15
               (r)  Broker's Fees. . . . . . . . . . . . . . . .    16

                                  i.
               (s)  No Other Representations or Warranties; No
                    Warranty Regarding Success . . . . . . . . .    16

ARTICLE 7      BUYER'S WARRANTIES. . . . . . . . . . . . . . . .    16

               (a)  Corporate Status; Authorization. . . . . . .    16
               (b)  Performance of Agreement . . . . . . . . . .    16
               (c)  Broker's Fees. . . . . . . . . . . . . . . .    17
               (d)  Permits and Licenses . . . . . . . . . . . .    17
               (e)  Miscellaneous. . . . . . . . . . . . . . . .    17

ARTICLE 8      INDEMNITIES AND LIMITATION OF LIABILITY.. . . . .    17

               (a)  Buyer's Indemnity. . . . . . . . . . . . . .    17
               (b)  Seller's Indemnity . . . . . . . . . . . . .    18
               (c)  Assertion of Claims. . . . . . . . . . . . .    19
               (d)  Limitation of Liability. . . . . . . . . . .    19

ARTICLE 9      EMPLOYEE RELATIONS. . . . . . . . . . . . . . . .    19

               (a)  Seller's Employees . . . . . . . . . . . . .    19
               (b)  Compensation and Benefits. . . . . . . . . .    20
               (c)  Transitional Employees . . . . . . . . . . .    20
               (d)  Accrued Wages and Benefits; Termination Costs   20
               (e)  Employment Liabilities . . . . . . . . . . .    20
               (f)  Employee Tax Matter. . . . . . . . . . . . .    20

ARTICLE 10     OTHER MATTERS . . . . . . . . . . . . . . . . . .    21

               (a)  Covenant Not to Compete. . . . . . . . . . .    21
               (b)  Confidentiality Provisions . . . . . . . . .    21
               (c)  Other Remedies . . . . . . . . . . . . . . .    22

ARTICLE 11     Closing . . . . . . . . . . . . . . . . . . . . .    22

               (a)  Purchase Price . . . . . . . . . . . . . . .    23
               (b)  Instruments of Conveyance. . . . . . . . . .    23
               (c)  Delivery of Other Agreements . . . . . . . .    23

ARTICLE 12     POST CLOSING TRANSACTIONS . . . . . . . . . . . .    23

               (a)  Product Claims and Replacement Product . . .    23
               (b)  Books and Records. . . . . . . . . . . . . .    23
               (c)  Personnel Records. . . . . . . . . . . . . .    24
               (d)  Access to Books and Records. . . . . . . . .    24
               (e)  Further Assurances . . . . . . . . . . . . .    24
               (f)  Outstanding Collections. . . . . . . . . . .    24
               (g)  Signage. . . . . . . . . . . . . . . . . . .    24
               (h)  Computer Systems . . . . . . . . . . . . . .    24

                                  ii.
ARTICLE 13     BULK SALES ACT AND TAXES. . . . . . . . . . . . .    25

               (a)  Bulk Sales Act . . . . . . . . . . . . . . .    25
               (b)  Sales, Use, Transfer and Similar Taxes . . .    25

ARTICLE 14     MISCELLANEOUS . . . . . . . . . . . . . . . . . .    25

               (a)  Press Release. . . . . . . . . . . . . . . .    25
               (b)  Fees . . . . . . . . . . . . . . . . . . . .    25
               (c)  Amendments . . . . . . . . . . . . . . . . .    25
               (d)  Successors . . . . . . . . . . . . . . . . .    25
               (e)  Patent License . . . . . . . . . . . . . . .    25
               (f)  Entire Agreement . . . . . . . . . . . . . .    25
               (g)  Notices. . . . . . . . . . . . . . . . . . .    26
               (h)  Governing Law. . . . . . . . . . . . . . . .    26
               (i)  Schedules. . . . . . . . . . . . . . . . . .    26
               (j)  Headings . . . . . . . . . . . . . . . . . .    26
               (k)  Counterparts . . . . . . . . . . . . . . . .    26
               (l)  Third Party Beneficiaries. . . . . . . . . .    26
               (m)  Independent Parties. . . . . . . . . . . . .    27
               (n)  Severability . . . . . . . . . . . . . . . .    27
               (o)  Export Control . . . . . . . . . . . . . . .    27

SCHEDULE 2(a)(i)
     MACHINERY AND EQUIPMENT AT DUNBAR FACILITY. . . . . . . . .     i

SCHEDULE 2(a)(ii)
     MACHINERY AND EQUIPMENT AT KENNETT SQUARE AND COATESVILLE
     FACILITIES. . . . . . . . . . . . . . . . . . . . . . . . .    ix

SCHEDULE 2(b)

     PRODUCTS. . . . . . . . . . . . . . . . . . . . . . . . . .     x

SCHEDULE 2(c)(i)(a)

     PATENTS . . . . . . . . . . . . . . . . . . . . . . . . . .    xi

SCHEDULE 2(c)(i)(b)
     ASSIGNMENT OF PATENTS AND PATENT APPLICATIONS . . . . . . .   xii

SCHEDULE 2(c)(iii)

     OPERATING AND TECHNICAL LITERATURE. . . . . . . . . . . . .   xiv

SCHEDULE 2(c)(v)
     FORM OF ASSIGNMENT OF TRADEMARKS. . . . . . . . . . . . . .    xv

SCHEDULE 2(e)
     CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . .   xvi

SCHEDULE 2(f)
     INVENTORY . . . . . . . . . . . . . . . . . . . . . . . . .  xvii

                                 iii.
SCHEDULE 2(g)
     ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . .    xx

SCHEDULE 2(h)(i)
     SUBLEASE AGREEMENT. . . . . . . . . . . . . . . . . . . . .  xxii

SCHEDULE 2(h)(i)
     ASSIGNMENT AND ASSUMPTION OF LEASE. . . . . . . . . . . . . xxiii

SCHEDULE 3(e)
     NON-ASSIGNABLE CONTRACTS. . . . . . . . . . . . . . . . . .  xxiv

SCHEDULE 4(b)
     ALLOCATION FOR ACCOUNTS PAYABLE . . . . . . . . . . . . . .   xxv

SCHEDULE 5(e)
     BILL OF SALE. . . . . . . . . . . . . . . . . . . . . . . .  xxvi

SCHEDULE 6
     DISCLOSURE SCHEDULE . . . . . . . . . . . . . . . . . . . . xxvii

SCHEDULE 9(a)
     LIST OF EMPLOYEES . . . . . . . . . . . . . . . . . . . . .  xxix

SCHEDULE 9(b)
     EMPLOYEE BENEFIT PACKAGE. . . . . . . . . . . . . . . . . .   xxx

SCHEDULE 9(c)
     TRANSITIONAL EMPLOYEES. . . . . . . . . . . . . . . . . . .  xxxi

                                  iv.
                      PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is entered into and effective as of the 22nd day of July, 1996, between E. I. DU PONT DE NEMOURS AND COMPANY, a Delaware corporation, with its principal place of business at 1007 Market Street, Wilmington, Delaware 19898, ("SELLER") and DYNAMIC MATERIALS CORPORATION, a Colorado corporation, with its principal place of business at 551 Aspen Ridge Drive, Lafayette, Colorado 80026 ("BUYER").

                              BACKGROUND

     Seller owns and operates the DETACLAD(R) explosion bonded clad metal business (the "BUSINESS") and Seller desires to sell and Buyer desires to purchase such Business;

     NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, Seller and Buyer mutually covenant and agree as follows:

                               ARTICLE 1

                              DEFINITIONS

     (a)  "AFFILIATE" means:

          (1) any corporation owning or directly or indirectly controlling at least thirty-five percent (35%) of the stock normally entitled to vote for election of directors of a party, or

          (2) any corporation owned or directly or indirectly controlled by a party or a person or by a corporation defined by subparagraph (1) above through ownership of at least fifty percent (50%) of stock normally entitled to vote for election of directors.

     (b) "AGREEMENT" means this Purchase and Sale Agreement, together with all Schedules attached hereto.

     (c)  "AMENDED INFORMATION" shall have the meaning set forth in
Section 5(a).

     (d) "BUSINESS" means the business engaged in by Seller under the DETACLAD(R) trademark of manufacturing, storing, handling, processing, distributing, selling and marketing explosion bonded clad metal.

     (e)  "BUSINESS ASSETS" shall have the meaning set forth in
Article 2.

     (f) "CLAIMS" means any and all damages, losses, liabilities, costs, expenses (including, without limitation, fees and disbursements of counsel, court costs, and expenses of investigation), claims, liens, or judgments.

                                  1.
     (g)  "CLOSING" shall have the meaning set forth in Article 14.

     (h)  "CLOSING DATE" shall have the meaning set forth in
Article 14.

     (i)  "CONTRACTS" shall have the meaning set forth in Section
2(e).

     (j) "DUNBAR FACILITY" means the explosion bonding operating facility located in Dunbar, Pennsylvania, which includes only those portions of the former Blue Stone Mine.

     (k) "DUNBAR LEASE" means the lease agreement dated October 19, 1985, for the parcel of land that includes the Dunbar Facility (and the former Blue Stone Mine), which lease agreement is extendible to December 15, 2005.

     (l) "EMPLOYEES" means certain of those employees of Seller assigned to the Business as are specified in Schedule 9(a).

     (m)  "EXCLUDED ASSETS" shall have the meaning set forth in
Article 3.

     (n)  "FACILITIES" means the Dunbar Facility and the Kennett
Square Facility.

     (o) "GOVERNMENTAL ENTITY" means any court, governmental department, commission, council, board, agency or other instrumentality of the United States of America or any foreign country, or any state, county, municipality or local governmental body located in the United States of America or any such other foreign country.

     (p)  "INVENTORY" shall have the meaning set forth in Section
2(f).

     (q) "KENNETT SQUARE FACILITY" means the office building located in Kennett Square, Pennsylvania and comprising approximately 4650 square feet that serves as the business office of the Business

     (r)  "KENNETT SQUARE LEASE" means the lease agreement dated
September 8, 1988, between Seller, as tenant, and Walnut Road
Associates, as landlord, for the Kennett Square Facility, which lease agreement extends through September 30, 1998.

     (s) "OPERATING INSTRUCTIONS" means the instructions for manufacturing, storing, handling and processing of explosion bonded clad metal and the performance of explosive services in connection with the production of Mypolex(R) industrial diamonds, as are to be provided to Buyer by Seller in connection with Buyer's operation of the Dunbar Facility after the Closing Date.

     (t) "TOLLING AGREEMENT" means the Tolling/Services Agreement for Industrial Diamonds dated as of the Closing Date between Seller and Buyer.

     (u) "SUBLEASE" means the Sublease Agreement between the parties dated as of the Closing Date for the sublease from Seller to Buyer of the Dunbar Facility.

                                  2.
                               ARTICLE 2

                            BUSINESS ASSETS

     Seller hereby grants, sells, conveys, assigns, transfers and delivers unto Buyer, and Buyer purchases, accepts and takes delivery of the following business assets (the "BUSINESS ASSETS") of Seller as of the Closing Date:

     (a)  MACHINERY AND EQUIPMENT.

          (i) The buildings, machinery and equipment located at the Dunbar Facility which are necessary for Buyer to operate the Business or which otherwise relate to the explosion bonding of metals and the manufacture of cladding explosives and magazines for their storage, and certain order entry and invoicing systems and related equipment used solely in connection with the Business, such buildings, equipment and machinery being more fully described in Schedule 2(a)(i) hereto (the "DUNBAR EQUIPMENT"), and

          (ii) The equipment and furnishings located at the Kennett Square Facility or the Coatesville, Pennsylvania facility, relating solely and specifically to quotations, metal preparation and post-bonding operation, as are largely described in Schedule 2(a)(ii) hereto (the "KENNETT SQUARE EQUIPMENT"; the Dunbar Equipment and the Kennett Square Equipment being collectively referred to herein as the "MACHINERY AND EQUIPMENT").

     (b) MARKETING DOCUMENTS AND MATERIALS. Seller's business records, customer and supplier lists, confidential and other marketing information, price lists and information, sales history and information and sales aids relating solely and specifically to the explosion bonded clad metal products, all as described in Schedule 2(b) hereto which Seller manufactured in connection with the Business (the "PRODUCTS") and located at the Dunbar Facility, the Kennett Square Facility, or the field offices of Seller's sales representatives, subject to Seller's continuing right to maintain copies of the supplier lists for use in connection with its other businesses.

     (c)  INTELLECTUAL PROPERTY.

          (i) Except as expressly provided herein, all of Seller's right, title and interest in and to the United States and foreign patents and patent applications directly relating to the Business as described in Schedule 2(c)(i)(A) hereto and any and all inventions claimed in such patents and patent applications. Simultaneous with the execution and delivery of this Agreement, Seller shall execute and deliver to Buyer an instrument of assignment of such patents and patent applications in the form attached hereto as Schedule 2(c)(i)(B). Buyer shall be responsible for the recordation of the assignment of the patents and patent applications in the U.S. Patent and Trademark Office and corresponding non - U.S. patent offices. Seller shall retain a royalty-free, non-sublicensable, non-exclusive license to such patents and patent applications for the purpose of procuring Products from third parties for use by the Fluoroproducts division of Seller or its Affiliates. Buyer will not assert any of the patents or patent applications to prevent the Fluoroproducts division of Seller or its Affiliates or their

                                  3.
third party suppliers (to the extent required to supply Products to the Fluoroproducts division of Seller or its Affiliates) from operating under such license.

          (ii) All of Seller's right, title, and interest in Seller's other intellectual property, including technical information and know-how, whether or not protectable by patent, copyright or trade secret laws and solely and specifically related to the conduct of the Business or the operation of the Machinery and Equipment or the manufacture, testing, sale, distribution, or use of the Products or reasonably necessary in order to enable Buyer to conduct the Business or to operate the Machinery and Equipment, as set forth in the proprietary process manuals, operating and technical literature described in Schedule 2(c)(ii) hereto.

          (iii) All product specifications, process specifications, raw material specifications, packaging specifications, drawings, blueprints, photographs, test methods, customer complaint records, material safety data sheets, and related information relating solely and specifically to the Business, to the Products or to the Machinery and Equipment.

          (iv) The software designed to facilitate quotations.

          (v) All of the Seller's right, title and interest in and to the registered trademarks "DETACLAD(R)" and "DETACOUPLE(R)" and the goodwill associated therewith. Simultaneous with the execution of delivery hereof Seller shall execute and deliver to Buyer a separate instrument of assignment of such trademarks in the form attached hereto as Schedule 2(c)(v). Buyer shall be responsible for the recordation of such assignment in the U.S. Patent and Trademark Office and corresponding non - U.S. offices.

     (d) MISCELLANEOUS. The office equipment, furniture and fixture, files, cabinets and related equipment located at the Kennett Square Facility and the Dunbar Facility ("MISCELLANEOUS TANGIBLES").

     (e) CONTRACTS. All contracts and other agreements, including purchase and sales orders in excess of $5,000, directly relating to the Business and described in Schedule 2(e), to the extent they shall not have been terminated on or before the Closing Date and are assignable (the "CONTRACTS").

     (f) INVENTORY. The inventories of raw materials, stores, tools, semi-finished product, finished product, supplies, spare parts and packaging materials as are further described in Schedule 2(f), which are directly related to the Business (the "INVENTORY"). The Inventory shall be valued at Seller's cost, as determined by Seller's internal accounting procedures.

     (g) ACCOUNTS RECEIVABLE. All accounts receivable relating to the Business that are aged no more than sixty (60) days as of the Closing Date (the "ACCOUNTS RECEIVABLE"), with the exception of those accounts receivables described in Schedule 2(g) hereto.

                                  4.
     (h) FACILITIES. Buyer and Seller hereby agrees as follows with respect to the Facilities:

          (i)  DUNBAR FACILITY.  Seller shall sublease the Dunbar
Facility to Buyer in accordance with the terms of the Sublease
Agreement substantially in the form attached hereto as Schedule
2(h)(i).

          (ii) KENNETT SQUARE FACILITY. Seller shall sublet its rights and delegate its duties to Buyer under the Kennett Square Lease pursuant to the sublease and side letter substantially in the form attached hereto as Schedule 2(h)(ii).

     (i) CLAIMS. All claims against any parties directly relating to the Business Assets, including, without limitation, unliquidated rights under any manufacturers' and vendors' warranties or guarantees.

                               ARTICLE 3

                            EXCLUDED ASSETS

     Notwithstanding anything, express or implied, to the contrary contained in Article 2, the following properties, assets, and rights used in, or related to Seller's operation of the Business are excluded from Business Assets as that term is used in this Agreement:

     (a) Accounts payable systems, accounting systems and related equipment.

     (b) Cash on hand or in banks or other depositories, including investments.

     (c) All refunds or other reimbursements relating to prepaid taxes, expense and advances.

     (d) Taxes withheld by Seller from its employees' salaries and wages, and other taxes of Seller incurred by it as an employer or as a vendor, which Seller is obligated to pay.

     (e)  Agreements, as follows:

          (i) Non-assignable contracts described in Schedule 3(e) to the extent the other parties to such agreements fail or refuse to give their consent to the assignment thereof by Seller to Buyer without recourse, provided that Seller shall assist Buyer in its efforts to enter into substantially equivalent agreements; and

          (ii) Assignable contracts which Buyer and Seller agree are not to be assigned.

     (f)  Insurance policies.

     (g) Off-plant records relating to the Business which are not to be transferred to Buyer, provided Buyer is permitted reasonable access to such records after the Closing Date.

                                  5.
     (h) Causes of action or claims of Seller against third parties, whether known or unknown on the Closing Date which may arise solely in connection with the Excluded Assets.

     (i) Equipment used solely for Seller's Mypolex(R) industrial diamonds business.

     (j) Order entry and invoicing and similar corporate information systems and related equipment, except as described in Section 2(a).

     (k) Use of the DuPont name or the DuPont oval, except as expressly provided herein.

     (l)  Computer software, except as described in Section 2(c)(iv).

     (m) Information, including technical information, the Seller is obliged to maintain in secret pursuant to secrecy agreements with third parties.

     (n) All other assets of Seller (including rights in land or real estate at the Facilities) not included as part of the Business Assets as described in Article 2.

     (The items described in this Article 2 are collectively referred to herein as the "EXCLUDED ASSETS".)

                               ARTICLE 4

             BUYER'S ASSUMPTION OF LIABILITY AND INDEMNITY

     (a) ASSUMED AND EXCLUDED LIABILITIES. Except as expressly provided in this Agreement, Buyer shall not undertake, assume or agree to perform, pay or discharge and expressly disclaims any and all liabilities of Seller, whether fixed or contingent, incurred in the ordinary course of business or otherwise, known or unknown, all of which shall be retained by Seller, except for those obligations of Seller under the Contracts, the Kennett Square Lease and other obligations of Seller under purchase orders, sales orders, contracts, licenses or permits assigned to Buyer pursuant to this Agreement or other liabilities and obligations of Seller that arise from the ownership, use or operation of the Business Assets occurring from and after Closing. In addition, except as expressly provided in this Agreement, the Sublease or the Tolling Agreement, Seller shall remain fully responsible for all liabilities or obligations arising from activities conducted on and all conditions of the Facilities, and all adjacent sites, including those sites described in the Excluded Assets, and for all activities conducted off the Facilities, to the extent such liabilities or obligations arise from activities occurring prior to the Closing, provided, however, that all Machinery and Equipment are provided "as is" in accordance with Section 6(h)(ii). Except as expressly provided in this Agreement, the Sublease or the Tolling Agreement, Seller's responsibility (as described in the preceding sentence) shall include, without limitation, the responsibility to perform any and all response activities required under any federal, state, or local law, regulation or requirement relating to any environmental condition or circumstance.

                                  6.
     (b) ACCOUNTS PAYABLE. Seller shall remain responsible for all payments and other obligations with respect to third party invoices directly relating to Products delivered and invoiced by Seller prior to Closing. Buyer shall be responsible for all payments and other obligations with respect to invoices directly relating to Products delivered and invoiced by Buyer after Closing. Each party agrees to use commercially reasonable efforts to promptly forward invoices to the responsible party hereunder. With respect to invoices for materials or services ordered by Seller which are partially delivered or performed prior to Closing, the Buyer shall initially be responsible for payments to third parties. Within sixty (60) days following the Closing, the total costs relating to such invoices shall be allocated between Seller and Buyer in proportion to the respective revenue generated as set forth in Schedule 4(b). Such allocation will occur promptly upon receipt of the applicable invoice relating to such products or services.

                               ARTICLE 5

                            PURCHASE PRICE

     (a) PURCHASE PRICE. The purchase price to be paid by Buyer to Seller for the Business Assets shall be the sum of Four Million Nine Hundred Twenty-Eight Thousand Four Hundred Sixty-Nine Dollars ($4,928,469), consisting of a cash payment of Four Million Eight Hundred Seventy-Eight Thousand Four Hundred Sixty-Nine Dollars ($4,878,469) at Closing and the application of the Fifty Thousand Dollar ($50,000) deposit paid by Buyer to Seller on May 15, 1996 (the "PURCHASE PRICE"). The Purchase Price includes, and assumes, the value of Accounts Receivable as of the Closing (estimated as of July 19, 1996, (the "AMENDED INFORMATION") to be One Million Three Hundred Forty-Six Thousand Two Hundred Seventy-Five Dollars ($1,346,275)) and the value of the Inventory as of the Closing Date, to be valued at Seller's cost determined in accordance with generally accepted cost accounting procedures (estimated as of July 19, 1996, per the Amended Information to be One Million Four Hundred Thirty-Three Thousand Four Hundred Thirty-Six Dollars ($1,433,436)). The Purchase Price is subject to an adjustment after Closing on a dollar-for-dollar basis to the extent that the actual value of the Inventory and the Accounts Receivable at Closing are not equal to the estimates provided in the Amended Information to be determined by the Parties' review of such financial information and documents. Such adjustment will take place as soon as practicable after Closing, but no later than sixty (60) days following the Closing Date.

     (b)  PAYMENT TERMS.  The outstanding balance of the Purchase
Price shall be payable on the Closing Date in immediately available funds in U.S. dollars by wire transfer to an account at a bank in the United States designated in writing by Seller to Buyer.

     (c) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Business Assets in manner reasonably agreeable to Seller as provided in an allocation schedule to be prepared by Buyer and delivered to Seller within sixty (60) days after Closing. The Buyer and Seller agree that the Purchase Price allocated as set forth in this Article shall be reflected on their respective tax returns which shall be filed on a basis consistent with such allocation.

                                  7.
     (d) PRORATIONS. The following prorations relating to the Business Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid by Seller, or Buyer, if applicable, within sixty (60) days following the Closing Date:

          (i) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Business Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Seller.

          (ii) Rents, additional rents, taxes and other items payable by Seller under any lease, license, permit, contract, service contract or other agreement or arrangement to be assigned to or assumed by Buyer.

          (iii) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities, provided that if practicable, meter readings shall be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

          (iv) Maintenance and service fees.

          (v) All other items normally adjusted in connection with similar transactions.

          (vi) Fuel or oil in the storage tanks situate at the Dunbar
Facility.

     The prorations shall be settled and paid within sixty (60) after Closing. Seller agrees to furnish Buyer documents and other records as shall be reasonably requested in order to confirm all proration calculations.

     (e) INSTRUMENTS OF CONVEYANCE, TRANSFER AND ASSUMPTION. Seller agrees to deliver or cause to be delivered to Buyer at the Closing full possession of all of the Business Assets together with (i) a bill of sale substantially in the form of Schedule 5(e) hereto (the "BILL OF SALE"); (ii) such other instruments of conveyance and transfer reasonably required to vest in Buyer all right, title and interest in and to the Business Assets free and clear of all liens, charges, easements, mortgages, pledges, claims and other encumbrances in favor of any third party, except for the Excluded Assets, other agreements not assigned and other rights not transferred or otherwise retained by Seller; and (iii) any and all tangible manifestations of the Business Assets including, without limitation, all notes, records, files, prints, drawings, schematics, diagrams, specifications and tangible items of any sort in Seller's possession or under Seller's control directly relating to the Business Assets, and including original trademarks and related registrations, copyrights and related registrations, and certificates of letters patent, and applications and disclosures therefor, if any.

                                  8.
                               ARTICLE 6

                          SELLER'S WARRANTIES

     Except as otherwise set forth in a Disclosure Schedule specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder (the "DISCLOSURE SCHEDULE"), Seller represents and warrants that on the date hereof:

     (a) CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to carry on its business as now being conducted.

     (b) PERFORMANCE OF AGREEMENT. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

          (i) violate any provision of Seller's Certificate of Incorporation or Bylaws or similar charter documents, each as amended, or any law, regulation, order, judgment or decree by which the Seller or any of its properties may be bound or to which the Business Assets are subject; or

          (ii) conflict with, result in a breach of the terms and conditions of, result in the imposition of any lien or other encumbrance on or with respect to any of the Business Assets as a result of the provision of, or constitute a default under, any agreement to which Seller is a party or by which it or any of its properties may be bound.

     (c) CORPORATE POWER. Seller has the corporate power, including all necessary authorization, to execute, deliver and fulfill the provisions of this Agreement, and (except as expressly provided herein) and this Agreement constitutes Seller's legal, valid and binding agreement enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies. Seller has all requisite corporate power to own and operate the Business Assets, and has all licenses, franchises, rights and privileges necessary for the conduct of the Business. To Seller's knowledge, none of the information that Seller is obliged to maintain secret pursuant to secrecy agreements with third parties is essential for Buyer's operation of the Business.

     (d) LITIGATION. There is no material litigation, action, investigation or proceeding pending against Seller as a result of Seller's ownership of the Business or ownership or operation of the Business Assets or pending against the Business Assets for any reason whatsoever, including any claims alleging infringement of the intellectual property rights of others, nor to Seller's knowledge, is any such claim or proceeding threatened. Seller is not aware of any threat by any person or federal, state, or municipal government, or governmental or regulatory agency of its intent to institute same; and the use or operation of the Business Assets is not subject to any injunction, order, judgment, writ or decree. The parties

                                  9.
acknowledge that Seller is responding to requests for information by the United States International Trade Commission ("ITC") in connection with an antidumping petition initiated by Lukens, Inc., concerning imports of clad steel plate from Japan, as more fully described in Section (d) of the Disclosure Schedule. After Closing, Buyer shall promptly advise the ITC of this transaction and assume responsibility for responding to such requests for information.

     (e) INTELLECTUAL PROPERTY. Seller is conveying to Buyer all patents, patent applications, common law trademarks, registered trademarks and trademark applications which are owned by or licensed to Seller and are directly related to the Business or are included in the Business Assets. All such patents, patent applications, common law trademarks, registered trademarks and trademark applications have been duly registered in, filed in or issued by the U.S. Patent and Trademark Office or, in each case, the corresponding offices of other countries identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. Use of said patents, patent applications, common law trademarks, registered trademarks, trademark applications and other trademark and trade secrets that are part of the Business Assets (collectively, the "INTELLECTUAL PROPERTY") does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller free and clear of any licenses, charges, attachments, liens, encumbrances or adverse claims. Except as set forth in Section (e) of the Disclosure Schedule, (a) no other person has in interest in or right or license to use, or the right to license others to use, any of the Intellectual Property, (b) there are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge Seller's rights in respect thereof, (c) none of the Intellectual Property is subject to any outstanding order, decree, judgment or stipulation, or, to the knowledge of Seller, is being infringed by others. There are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, license, sale or disposition of any instrument or agreement governing any of the Intellectual Property.

     (f)  ENVIRONMENTAL MATTERS.

          (i) With respect to the Business, Seller is not in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters now in existence or hereinafter enacted or amended, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1986 ("CERCLA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other federal, state or local law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "ENVIRONMENTAL LAWS"), which violation would have a material adverse effect on the Business.

          (ii) With respect to the Business, Seller has not received written notice from any third party including without limitation any federal, state or local governmental authority, (i) that Seller or any predecessor in interest has been identified by the United States

                                  10.
Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("HAZARDOUS SUBSTANCES") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that Seller or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any of them is or shall be named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances. The parties acknowledge that the EPA initiated an Investigation of the Dunbar Facility in 1991 and the result of such investigation are reported in Environmental Priorities Initiatives - Preliminary Assessment of Dunbar Mine, prepared by NUS Corporation dated June 5, 1991 (the "NUS REPORT").

          (iii) No portion of the Facilities have been used by Seller or, to the best of Seller's knowledge by any other party, for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws;
(b) in the course of any activities conducted by Seller as part of the Business no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (c) except as provided in the NUS Report, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substance on, upon, into or from the properties of the Business (including, without limitation, all of the property subject to the Dunbar Lease); and (d) in addition, any Hazardous Substances that have been generated on the properties of the Business, by Seller, or to the Seller's knowledge, by any third party have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to Seller's knowledge, operating in compliance with such permits and applicable Environmental Laws.

          (iv) Section (h)(iv) of the Disclosure Schedule lists all environmental reports, investigations and investigations and audits in the possession of Seller with respect to the operations of the Business, or the Facilities (whether conducted by or on behalf of Seller or a third party and whether done at the initiative of Seller or directed by a governmental authority or other third party). Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to Buyer.

     (g) FINANCIAL STATEMENTS. Seller has previously delivered to Buyer certain internal annual financial data for the calendar years ending December 31, 1994 and December 31, 1995, including (i) earnings data, specifically revenue; cost of goods sold; selling, general and

                                  11.
administrative costs; physical distribution; and earnings before interest and taxes; and (ii) other financial data, specifically, plant and equipment; accounts receivable; certain cash flow information; inventory; and intellectual property (the "FINANCIAL STATEMENTS"). Such financial data present fairly the financial condition and the results of operations of the Business for the periods covered thereby.

     (h)  TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

          (i) Seller has good, clear and marketable title to all of the Business Assets. No default by Seller exists under or with respect to any of such Business Assets and none of the Business Assets is subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge.

          (ii) The Machinery and Equipment are sold on an "AS IS, WHERE IS" basis. Except as expressly provided herein, Seller makes no warranty or representation of any kind or nature whatsoever with
respect to any of the Machinery and Equipment.   The Machinery and
Equipment conform with all material applicable ordinances, regulations and zoning or other laws and do not encroach on the property of others.

          (iii) As of the date of this Agreement there is, to Seller's knowledge, no pending or threatened change in any such ordinance, regulation or zoning or other law which would materially adversely effect the Business, and there is, to Seller's knowledge, no pending or threatened condemnation of any buildings, machinery, equipment or other property that comprise the Business Assets.

          (iv) The Business Assets, the Employees (and the
Transitional Employees) and certain of the Excluded Assets constitute all of the assets presently used by Seller in conducting the Business prior to Closing.

     (i) TAXES. With respect to the Business and the Business Assets, Seller has accurately prepared and timely filed all income tax returns and other tax returns or other reports which are required to be filed, and has paid, or made provision for the payment of, all federal, state and local taxes, including, but not limited to, income and sales taxes, which have or may have become due pursuant to said returns or reports or pursuant to any assessment which has been received by it. Seller is not a party to any pending action or proceeding, nor, to Seller's knowledge, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against Seller with respect to the Business or the Business Assets. The Business Assets, excluding motor vehicles and Inventory, shall constitute an isolated sale for purposes of claiming an exemption form sales tax under Pennsylvania state tax laws.

     (j) DISCLOSURE OF MATERIAL INFORMATION. With respect to the Business and the Business Assets, neither this Agreement nor any Schedule hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or

                                  12.
therein not misleading. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Seller shall be deemed representations and warranties by the Seller.

     (k) INVENTORY. All of the Inventory is valued at cost in accordance with Seller's internal accounting principles. Except as set forth in Section (k) of the Disclosure Schedule, substantially all Inventory is located in one of the Facilities (or in Coatesville, PA) as reflected in this Agreement. All work in process contained in Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Seller, for whom Seller has no material accounts receivable aged ninety (90) days or more except as set forth in Section (k) of the Disclosure Schedule; neither Seller nor any such customer is in material breach of the terms of any obligation to the other, and, based on Seller's knowledge, valid grounds exist for any counterclaim or set off of amounts billable to such customers upon the completion of orders to which work in process relates. All work in process contained in the Inventory is of a quality ordinarily produced in accordance with the requirements of the orders to which such work in process is identified, and, to Seller's knowledge, will require no rework with respect to work performed prior to Closing. To the extent that Buyer is required to rework any material work in process caused by Seller's performance prior to Closing in order to comply with the requirements of a sales order, Buyer shall submit to Seller an invoice for Buyer's actual cost of rework within sixty (60) days following the Closing Date; Seller shall pay such invoice within thirty (30) days following receipt.

     (l) EXISTING EMPLOYMENT CONTRACTS. With respect to the Business, there are no employment contracts or collective bargaining agreements. Seller has customary pension, bonus, profit sharing, or other agreements or arrangements providing for employee remuneration or benefits. All of these contracts and arrangements are in full force and effect, and with respect to the Business, neither Seller nor any other party is in default under them. There is no pending or, to the best of Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Business Assets or the Business.

     (m) ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Section (m) of the Disclosure Schedule, since May 31, 1996 or the date of Seller's most recent financial report there has not been:

          (i) ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Seller with respect to the Business;

                                  13.
          (ii) DAMAGE. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Business or the Business Assets;

          (iii) LABOR DISPUTES. Any labor dispute or disturbance affecting the Business or the Business Assets;

          (iv) COMMITMENTS. Any commitment or transaction by Seller with respect to the Business or the Business Assets (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

          (v) DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any of the Business Assets, except for the sale of Inventory items in the ordinary course of business;

          (vi) LIENS. Any mortgage, pledge, lien or encumbrance made on any of the Business Assets;

          (vii) CONTRACTS. Any entering into, amendment or termination by Seller of any contract affecting the Business or the Business Assets, or any waiver of material rights thereunder, including the Contracts, other than in the ordinary course of business, except for tolling service agreements with G.O. Carlson, Inc. dated June 17, 1996.

          (viii) CREDIT. Any grant of credit to any customer of the Business on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect to the granting of credit;

          (ix) NO UNUSUAL EVENTS. Any other material event or condition not in the ordinary course of business of Seller, materially adversely affecting the Business.

     (n) PRODUCT WARRANTY AND PRODUCT LIABILITY. There are no standard warranties, commitments or obligations with respect to Seller's performance of services or sale of Products. There are no product liability claims and similar claims, actions, litigation and other proceedings relating to services rendered, which are presently pending or which to Seller's knowledge are threatened, or which have been asserted or commenced against Seller within the last one (1) year, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance).

     (o) CONTRACTS. True and correct copies of the Contracts will be delivered to Buyer after its execution of this Agreement, and to the knowledge and belief of Seller each other party thereto is in material compliance with all the provisions thereof and no other party to any Contract has notified Seller that it considers Seller to be in breach thereto, and Seller has no knowledge or belief that any other party to any contract is contemplating the breach thereof. The Contracts constitute all of the material contracts and other agreements related to the Business.

                                  14.
     (p) OTHER CONTRACTS. Except as set forth in Section (q) of the Disclosure Schedule, with respect to the Business Assets, Seller is not a party to, or bound by, any undischarged, written or oral:

          (i) contract for the employment for any period of time whatsoever, or restricting the employment, of any employee;

          (ii) consulting agreement;

          (iii) collective bargaining agreement;

          (iv) contract or agreement restricting in any manner
Seller's right to compete with any other person or restricting
Seller's right to sell to or purchase from any other person;

          (v) agreement with any Affiliate of Seller for or with respect to the purchase or sale of goods or the performance of services;

          (vi) contract for the payment or receipt of license fees or royalties to or from any person, firm or corporation;

          (vii) contract of agency, representation, distribution or franchise;

          (viii) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

          (ix) contract relating to the purchase, sale, use or license of technology except licenses for third party software generally available to the public;

          (x) lease or sublease, either as leasee or subleasee, lessor or sublessor, of personal property or intangibles;

          (xi) warranty or service contracts;

          (xii) joint venture, partnership or other contracts involving a sharing of revenues, profits, losses, costs or liabilities; or

          (xiii) any other contract which provides for the receipt or expenditure by Seller of more than $50,000, other than sales order in the ordinary course of business.

     (q) COMPLIANCE WITH LAWS. To the knowledge of Seller the operations of the Business are in compliance with all applicable laws, regulations and codes of the federal, state or municipal governments, or other governmental or regulatory bodies having jurisdiction over the Business or its operations, including, without limitation, laws and regulations relating to employment, occupational safety and environmental matters and the Seller has not been notified of any noncompliance therewith.

                                  15.
     (r) BROKER'S FEES. Seller has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement.

     (s) NO OTHER REPRESENTATIONS OR WARRANTIES; NO WARRANTY REGARDING SUCCESS. Except as otherwise expressly set forth in this Agreement, neither Seller nor any agent or representative of Seller, has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guarantees, promises, statements, inducements, representations, or information pertaining to the Business Assets or any part thereof made or furnished by Seller or any broker employee, agent, consultant or other person representing or purportedly representing Seller. Seller makes no warranty regarding the probable success or profitability of the ownership, use or operation of the Business or the Business Assets after the Closing. Seller doesn't warrant or guarantee the Products against any health or safety hazard. Seller shall not be liable to Buyer or any customer of Buyer because of infringement of any patent or patent application of a third party by Buyer. However, if Buyer has a reasonable belief that its use of operating procedures provided by Seller pursuant to the Tolling Agreement may infringe the proprietary rights of any third party, Buyer shall notify Seller in writing, and the parties shall jointly modify such procedures so that they are substantially equivalent and non-infringing.

                               ARTICLE 7

                          BUYER'S WARRANTIES

     Buyer represents and warrants that as of the date hereof:

     (a) CORPORATE STATUS; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power to execute, deliver and perform this Agreement and to carry on its business as now being conducted. Buyer has all corporate power to own and operate its business, and has all licenses, franchises, rights and privileges necessary for the conduct of its business. All corporate action on the part of Buyer and all action on the part of its officers and directors necessary for the authorization, execution and delivery of this Agreement by Buyer and for the performance of Buyer's obligations hereunder has been taken, and this Agreement and the Schedules, when duly executed and delivered, shall constitute the legal and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

     (b) PERFORMANCE OF AGREEMENT. Neither the execution, delivery or performance of this Agreement nor the consummation of transactions contemplated by this Agreement will:

                                  16.
          (i) violate any provision of Buyer's Certificate of Incorporation or Bylaws or similar charter documents, each as amended, or any law, regulation, order, judgment or decree by which the Buyer or any of its properties may be bound ; or

          (ii) conflict with, result in a breach of the terms and conditions of or constitute a default under any agreement to which Buyer is a party or to which it is bound or by which any of its properties may be bound.

     (c) BROKER'S FEES. Buyer has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees with respect to the matters provided for in this Agreement.

     (d) PERMITS AND LICENSES. Buyer will apply for and retain in full force and effect all permits, certificates of occupancy and licenses required to operate the Business.

     (e) MISCELLANEOUS. Buyer will not instigate any activity that would require or encourage Federal, state, municipal or other governmental or public body or authority to investigate matters covered by Seller's warranties or indemnities, except as may be required of Buyer under any applicable Federal, state or local or municipal laws, or under regulations of any governmental or public body.

                               ARTICLE 8

                INDEMNITIES AND LIMITATION OF LIABILITY

     (a) BUYER'S INDEMNITY. For Claims asserted by Seller against Buyer during the term (including any extensions or renewal thereof) of the Sublease plus twelve (12) months, Buyer shall indemnify, defend and hold harmless Seller, its directors, officers, employees, agents and representatives and all of its Affiliates, from and against any and all liability with respect to any Claims, of any kind or nature whatsoever (including without limitation those for personal injury, death, property damage or economic loss) incurred or asserted by Buyer or by any third party (including without limitation any government entity or Buyer's employee) in any way relating to the ownership, use or operations of the Business Assets by Buyer, except liabilities under Environmental Laws (which are specified in the Sublease) and except if caused solely by willful misconduct on the part of Seller. This indemnification shall include, without limitation, Claims relating to the following:

          (i) the breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any other agreement, instrument, certificate, schedule, document delivered by Buyer to Seller or written statement made by Buyer to Seller and delivered by Buyer pursuant hereto or otherwise in connection with any of the transactions contemplated by this Agreement;

          (ii) the breach of any covenant or other promise of Buyer contained in this Agreement or in any other agreement, instrument, certificate, schedule, document delivered by Buyer to Seller or written statement made by Buyer to Seller and delivered by Buyer pursuant

                                  17.
hereto or otherwise in connection with any of the transactions contemplated by this Agreement;

          (iii) violations or alleged violations by Seller or by Buyer of antitrust laws or regulations in connection with this transaction;

          (iv) Buyer's operation of the Business Assets or conduct of the Business on or after the Closing Date, including, without limitation, operations related to Products manufactured but not sold; or

          (v) deficiencies of any kind with respect to (a) the design, construction, maintenance, operating procedures (except for operating procedures provided by Seller to Buyer pursuant to the Tolling Agreement) or physical condition of any Machinery and Equipment or (b) any information included in the marketing documents and materials, whether any such deficiency is caused by the negligence or gross negligence of Seller or otherwise, except to the extent attributable to willful misconduct on the part of Seller, provided, however, that nothing in this Section 8(a)(v) shall require Buyer to indemnify Seller against any such liabilities, losses and costs directly arising out of or relating to Seller's operation of the Business or use of any such information prior to Closing.

     (b) SELLER'S INDEMNITY. For Claims asserted by Buyer against Seller within a period of twelve (12) months following the Closing Date, Seller shall indemnify, defend and hold harmless Buyer, its directors, officers, employees, agents and representatives, and all of its Affiliates, from and against any and all liability with respect to any Claims, of any kind or nature whatsoever (including without limitation those for personal injury, death, property damage or economic loss) incurred or asserted by Seller or by any third party (including without limitation any government entity or Seller employee) in any way relating to the ownership, use or operation of the Business Assets by Seller prior to the Closing Date (except liabilities under Environmental Laws which liabilities are specified in the Sublease) and except if caused solely by willful misconduct on the part of Buyer. This indemnification shall include, without limitation, Claims relating to the following:

          (i) the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or in any other agreement, instrument, certificate, schedule, document delivered by Seller to Buyer, or written statement made by Seller to Buyer and delivered by Seller pursuant hereto or otherwise in connection with any of the transactions contemplated by this Agreement;

          (ii) the breach of any covenant or other promise of Seller contained in this Agreement or in any other agreement, instrument, certificate, schedule, document delivered by Seller to Buyer, or written statement made by Seller to Buyer and delivered by Seller pursuant hereto or otherwise in connection with any of the transactions contemplated by this Agreement;

                                  18.
          (iii) Seller's operation of the Business Assets or the conduct or the Business prior to the Closing Date, including any liability which arises as a result of products manufactured or sold by Seller prior to the Closing;

          (iv) any debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, matured, unmatured, asserted, fixed, contingent or otherwise) of Seller relating directly or indirectly to the Business or any of the Business Assets or any of the transactions contemplated herein, except for liabilities assumed by Buyer pursuant to Article 4 herein;

          (v) those operations of Seller not acquired by Buyer pursuant to this Agreement; and

          (vi) all warranty, product liability and similar obligations of the Business for Products shipped prior to the Closing Date not expressly assumed by Buyer pursuant to Article 4 herein.

     (c) ASSERTION OF CLAIMS. Any suits involving claims for breach of any warranty or representation set forth in this Agreement shall be commenced not later than one (1) year after the date hereof. In the event any damages or expenses are incurred by either party for which it claims indemnification under this Agreement (the "INDEMNITEE"), the Indemnitee shall promptly notify the other party (the "INDEMNITOR") in writing of such damages and expenses. If any claim for indemnification hereunder is based upon an action or claim filed or made against the Indemnitee by a third party, then the Indemnitor shall have the right to negotiate a settlement or compromise of any such action or claim or to defend any such action or claim at its sole cost and expense.

     (d) LIMITATION OF LIABILITY. The liability of the parties under this Agreement shall be limited to actual damages and shall not include incidental, consequential, indirect or punitive damages. In no event shall the liability of either party to the other with respect to the matters described in this Agreement exceed 30% of the Purchase Price.

                               ARTICLE 9

                          EMPLOYEE RELATIONS

     (a) SELLER'S EMPLOYEES. As of the Closing Date, Seller will terminate those employees of Seller assigned to the Business, except for the Transitional Employees described in Section 9(c) below. Following the Closing Date, Buyer will offer employment to the 17 employees of Seller specified in Schedule 9(a) (the "EMPLOYEES"). Buyer intends to, during the earlier of the (i) three (3) year period following Closing or (ii) termination of the Sublease, use reasonable good faith efforts to employ at-will the Employees, when all circumstances, including Buyer's financial condition, the performance of the Employees and the financial condition of the Business, are taken into account. The foregoing statement is not intended and does not impose a contractual obligation on Buyer, but is merely a statement of the parties' intent. Effective as of the Closing Date, Seller shall release the Employees from any secrecy

                                  19.
or confidentiality agreement theretofore entered into between such Employee and Seller, except as related to any business of the Seller other than the Business.

     (b) COMPENSATION AND BENEFITS. Buyer shall provide all Employees with a package of employee benefits and compensation substantially equivalent in value to those currently provided by Seller, taking into consideration comparable equivalence of value of the various forms of compensation in the aggregate. Buyer shall use commercially reasonable efforts to provide the employee benefit package described in Schedule 9(b) to the Employees, effective at Closing.

     (c) TRANSITIONAL EMPLOYEES. At no cost to Buyer, Seller shall continue to employ at will, and shall use reasonable efforts to be responsible for all compensation payments and benefits owed to, those employees specified on Schedule 9(c) (the "TRANSITIONAL EMPLOYEES") for the period specified in Schedule 9(c) for each such employee (the "TRANSITION PERIOD") to provide services to Buyer in connection with transitioning the operation of the Business from Seller to Buyer. After the Closing and until the expiration of the Transition Period, Buyer, at Buyer's expense, shall provide the Transitional Employees with office equipment and office support services comparable to those presently being provided to the Employees after the Closing Date.

     (d) ACCRUED WAGES AND BENEFITS; TERMINATION COSTS. Seller will be responsible for all compensation payments and benefits owed to its employees for periods prior to Closing (and during the Transitional Period with respect to the Transitional Employees) and all other costs associated with the termination of its employees, including but not limited to retirement benefits and severance payments. Buyer will be responsible for all compensation payments and benefits owed after the Closing Date (except with respect to the Transitional Employees) to Seller's employees employed by Buyer.

     (e) EMPLOYMENT LIABILITIES. Except as specifically described herein, Seller shall assume and be responsible for all employment liabilities with respect to its employees assigned to the Business in connection with claims incurred prior to the Closing Date (and during the Transitional Period with respect to Transitional Employees).
Buyer shall assume and be responsible for all employment liabilities with respect to those of Seller's employees employed by Buyer in connection with claims incurred on and after the Closing Date. For purpose of this Section, a claim shall be considered incurred and on the date treatment is rendered or a service performed. Worker's Compensation claims of any employees shall be the responsibility and liability of Seller if the claim is made prior to the Closing Date and shall be the responsibility and liability of Buyer if the claim is made on or after the Closing Date. To Seller's knowledge (excluding knowledge of the affected Employees) as of the Closing Date, none of its employees assigned to the Business has a potential Worker's Compensation claim against Seller.

     (f) EMPLOYEE TAX MATTERS. For purposes of reaching the annual wage limitations for the Federal Insurance Contributions Act (FICA), Federal Unemployment Tax Act (FUTA), and State Unemployment Tax Act
(SUTA), any remuneration paid by Seller during the

                                  20.
calendar year and prior to the acquisition is considered to have been paid by Buyer. Buyer and Seller will follow the "standard" IRS procedure (as outlined in Section 4 of Revenue Procedure 84-77, 1984-2 C.B. 753) with regard to reporting of wages on form W-2 and disposition of forms W-4 and W-5. Under the standard procedure, Seller performs all reporting duties for wages and other compensation it pays. Buyer reports only its own payments of wages and other compensation. Also, the Employees must provide Buyer with new forms W-4 and W-5 for the current year. Both parties must provide the Employees with form W-2 by January 31, 1997. However, if requested by any Employee, Seller must furnish the form W-2 within thirty (30) days of the request or within thirty (30) days after the final payment of wages, whichever is later.

                              ARTICLE 10

                             OTHER MATTERS

     (a) COVENANT NOT TO COMPETE. Seller agrees that for a period of five (5) years after the Closing it will not, directly or indirectly, engage or invest in, own, manage, operate, control, or participate in the ownership, management, operation, financing, or control of, be associated with, or in any manner connected with, lend its name or any similar name to, lend its credit to any business (other than Buyer, its successors or assigns) in the field of explosion bonding of clad metals ("SIMILAR PRODUCTS OR ACTIVITIES"), except as such Similar Products or Activities are used for the development, marketing, manufacture and sale of Seller's Mypolex(R) industrial diamonds. Seller agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. In the event of a breach by Seller of any covenant set forth in this Section, the term of such covenant will be extended by the period of the duration of such breach. Seller also understands and agrees that due to the unique nature of the rights protected by this Section, Buyer could not be reasonably or adequately compensated in damages in an action at law for Seller's breach of its obligations under this Section.

     (b)  CONFIDENTIALITY PROVISIONS.

          (i) OBLIGATION. Seller agrees that upon the Closing Date all of the Business Assets shall be the sole and exclusive property of Buyer and any Confidential Information (as defined below) relating to the Business Assets shall comprise a special, valuable and unique asset of Buyer's business, and that the confidentiality and restricted use of such Confidential Information is an integral part of its ascribed value. Seller shall use all reasonable efforts, not less than those used to maintain the confidentiality of its own confidential information, not to disclose or use such information for a period of five (5) years following the date of this Agreement. For purposes of this Agreement, "Confidential Information" shall mean
(a) any information, know-how, data, process, technique, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, business plan, servicing, financial or personnel matter directly relating to the Business Assets, the Business, Buyer, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form.
Seller shall deliver to Buyer, upon Buyer's request, copies of documents,

                                  21.
memoranda, notes, plans, records, reports and other documentation directly relating to the Business Assets that it may possess or have under its control, provided that Seller may maintain archival copies of such materials.

          (ii) EXCLUSIONS. Confidential Information shall not include and Seller shall not be obligated to hold in confidence any information which is or becomes public knowledge without breach of this Agreement, or which is or becomes publicly available without a confidentiality restriction and without breach of this Agreement from a source other than Buyer, or information that Seller independently develops after the Closing Date. Buyer acknowledges that Seller may not disclose information disclosed to Seller by a third party which Seller is obligated to treat as confidential or proprietary.

          (iii) REMEDIES. Seller acknowledges that disclosure or use of any Confidential Information prior to or after the Closing Date in a manner inconsistent with this Section or any other provision of this Agreement will cause Buyer irreparable injury which may not be adequately compensated by damages. Accordingly, in addition to all other remedies that Buyer may have hereunder, Buyer shall have the right to equitable and injunctive relief to prevent the unauthorized use or disclosure of any such Confidential Information and the right to such damages (including without limitation, court costs and reasonable attorneys' fees) as are occasioned by such unauthorized use or disclosure.

     (c) OTHER REMEDIES. The specific remedies to which Seller or Buyer may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedy or means of redress to which Seller or Buyer may be lawfully entitled if there is any breach or threatened breach by the other party of any provision of this Agreement. The failure of Seller or Buyer to insist, in any one or more instances, upon the strict performance of any of the terms, conditions or covenants of this Agreement shall not be construed as a waiver or relinquishment for the future of such term, condition or covenant. A receipt by Seller or Buyer of any money with knowledge of the breach of any term, condition or covenant of this Agreement, shall not be deemed a waiver of such breach, and no waiver, change, modification or discharge by either party hereto of any provision in this Agreement shall be deemed to have been made or shall be effective unless expressed in writing and signed by both Seller and Buyer. In addition to the other remedies provided in this Agreement, Seller and Buyer shall be entitled to the restraint by injunction of the violation, or attempted or threatened violation of any of the terms, conditions or covenants of this Agreement, or to a decree compelling performance of any of such term, condition or covenant.

                              ARTICLE 11

                                CLOSING

     The closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place at the offices of E. I. du Pont de Nemours and Company, Wilmington, Delaware 19898, on the date hereof (the "CLOSING DATE").

                                  22.
     (a)  PURCHASE PRICE.  At the Closing, Buyer shall deliver to
Seller wire transfer for immediately available funds in Seller's favor for an amount equal to the balance of the Purchase Price as calculated pursuant to Article 5.

     (b) INSTRUMENTS OF CONVEYANCE. At the Closing, Seller shall deliver to Buyer the following executed instruments in such form and substance as is reasonably satisfactory to Buyer and Seller:

          (i)  Bill of Sale.

          (ii) Assignment of the Patents.

          (iii) Assignment of Trademarks.

          (iv) Assignment of the Contracts.

          (v) Such other instruments and documents deemed necessary or appropriate by Buyer, and agreed to by Seller, to effectuate the transactions contemplated by this Agreement.

     (c) DELIVERY OF OTHER AGREEMENTS. At the Closing, Buyer and Seller shall enter into the following agreements:

          (i)  Tolling Agreement.

          (ii) Sublease Agreement.

          (iii) Sublease and side letter for the Kennett Square Lease.

                              ARTICLE 12

                       POST CLOSING TRANSACTIONS

     Seller and Buyer agree that after the Closing Date:

     (a) PRODUCT CLAIMS AND REPLACEMENT PRODUCT. During the period of one (1) year after the Closing Date, Buyer shall cooperate with Seller's efforts to resell any rejected or returned finished Products which have been sold, shipped or set aside for a customer of Seller prior to the Closing Date. At Seller's request, Buyer shall reprocess any such rejected or returned finished product at a charge to Seller equal to Buyer's costs for such services.

     (b) BOOKS AND RECORDS. At Closing, or as soon after the Closing as is reasonably practicable, Seller shall cause to be delivered to Buyer all books and plant records exclusively used in, or related to, Seller's operation of the Business.

                                  23.

     (c) PERSONNEL RECORDS. Seller shall deliver to Buyer all personnel records, including medical files, on Seller's former employees who are hired by Buyer and who consent in writing to such delivery.

     (d) ACCESS TO BOOKS AND RECORDS. From time to time, upon request by Seller, Buyer shall permit Seller reasonable access to the books and records delivered to Buyer hereunder for the purposes of enabling Seller to prepare and support its various tax returns and verifying its quality control procedures with respect to filled orders, provided Buyer shall not be required to retain such books and records for a period of more than five (5) years from the Closing Date.

     (e) FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request and without further consideration, Seller agrees to execute and deliver such other instruments of conveyance and transfer and take such other action as Buyer reasonably may require more effectively to convey, transfer to and vest in Buyer, and to put Buyer in possession of, any property to be sold, conveyed, transferred and delivered hereunder, including, without limitation, assistance in the transfer of open purchase orders to Buyer. In the case of contracts and rights, if any, that have not at the Closing been transferred effectively due to the lack of the consent of third parties, endeavor to obtain such consents promptly, and if any such consents be unobtainable, to use commercially reasonably efforts to provide Buyer with the benefits thereof in some other manner acceptable to Buyer.
In addition, Seller or Seller's designee shall reasonably cooperate with Buyer, at Buyer's expense, in providing Buyer or Buyer's auditors with access to certain raw financial data directly relating to the Business Assets. Such access shall be during normal business hours and upon reasonable advance notice to Seller within sixty (60) days after the Closing Date. Buyer acknowledges that Seller does not maintain audited financial statements at the Business level.

     (f) OUTSTANDING COLLECTIONS. Seller shall promptly notify Buyer of any payments received by Seller on or after the Closing Date corresponding to any of the Accounts Receivable and shall promptly forward all amounts so received to Buyer. Buyer shall promptly notify Seller of any payments received by Buyer on or after the Closing Date corresponding to Products sold by Seller on or before the Closing Date and shall promptly forward all amounts so received to Seller.

     (g) SIGNAGE. Not later, than thirty (30) days after the Closing Date, Buyer shall remove Seller's name from the exterior of the Facilities.

     (h) COMPUTER SYSTEMS. During the period of three (3) months after the Closing Date, Seller shall provide Buyer with reasonable assistance in connection with transitioning its computer services.

                                  24.
                              ARTICLE 13

                       BULK SALES ACT AND TAXES

     (a) BULK SALES ACT. Buyer hereby waives compliance by Seller with the requirements of any and all laws relating to bulk sales and transfers; and as consideration for such waiver by Buyer, Seller agrees to indemnify Buyer for any loss to Buyer resulting from any claim by any creditors of Seller under any such law.

     (b) SALES, USE, TRANSFER AND SIMILAR TAXES. Buyer shall bear and pay all recording fees, sales or use taxes and any transfer, transfer gain, documentation, gross receipts, value added, and other taxes and charges, upon or with respect to the sale or transfer of the Business Assets by Seller to Buyer pursuant to this Agreement and all interest or penalties thereon, if any. To the extent that applicable law or regulation imposes upon Seller the obligation to report or pay such taxes, charges, interest, or penalty, Buyer shall promptly reimburse Seller therefor upon receipt of Seller's invoice for the amount of such payment. Buyer shall provide Seller with properly completed resale certificates covering the purchase of inventories.

                              ARTICLE 14

                             MISCELLANEOUS

     (a) PRESS RELEASE. Buyer and Seller shall each be at liberty to issue a press release or public announcement following execution of this Agreement with respect to the transaction contemplated by this Agreement provided that the parties shall consult each other in advance on the form and content of such releases or announcements.

     (b) FEES. Except as otherwise specifically provided herein, the parties shall pay their own expenses including attorneys' fees, incident to the preparation and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

     (c) AMENDMENTS. This Agreement shall not be amended or modified except in writing, signed by both parties.

     (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided neither party shall assign this Agreement or any rights herein without the other party's prior written consent.

     (e) PATENT LICENSE. Transfer by Seller to Buyer of the Business Assets does not include any right or license for Buyer to operate under any of Seller's patents or use any of Seller's technical information except for the patents and technical information to be transferred pursuant to this Agreement.

     (f) ENTIRE AGREEMENT. This Agreement, including the Schedules referred to herein, which are incorporated herein and made a part hereof, and the Sublease Agreement

                                  25.
and the Tolling Agreement, both of even date herewith, contain the final, complete and exclusive understanding of the parties hereto with respect to the subject matter contained herein.

     (g) NOTICES. All notices, consents, requests and approvals, any notice of change in address for the purpose of this Article, and other communications provided for or required herein, and all legal process in regard thereto, shall be deemed validly given, made or served, if in writing, and delivered personally or sent by U.S. Certified Mail, postage prepaid:

          If to Seller, addressed to:

          E. I. du Pont de Nemours and Company
          Specialty Chemicals
          1007 Market Street
          Wilmington, Delaware  19898
          Attention:  Business Director


          If to Buyer, addressed to:

          Dynamic Materials Corporation
          551 Aspen Ridge Drive
          Lafayette, Colorado 80026
          Attention:  President

     (h) GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its conflict of laws principles.

     (i) SCHEDULES. All Schedules referred to herein are hereby incorporated in this Agreement by reference.

     (j) HEADINGS. The various headings used in this Agreement are for convenience only and are not to be used in interpreting the text of the Article in which they appear or to which they relate.

     (k) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     (l) THIRD PARTY BENEFICIARIES. Notwithstanding any other provision of this Agreement, nothing in this Agreement, express or implied, is intended to create any third-party beneficiary rights respecting any person or entity (including, without limitation, any employee of Seller or person otherwise engaged in the Business), or to confer upon any person or entity, other than the parties hereto, their respective Affiliates, and their respective heirs, successors and assigns, any rights, remedies or obligations under or by reason of this Agreement, and the parties hereto specifically deny any such intention.

                                  26.
     (m) INDEPENDENT PARTIES. The employees, facilities, and equipment of Buyer shall, at all times, be under Buyer's exclusive direction and control. Buyer's relationship with Seller shall be that of an independent party and nothing in this Agreement shall be construed to constitute Buyer or any of its employees or officers as an employee, agent, joint venturer, or partner of Seller. The employees, facilities, and equipment of Seller shall, at all times, be under Seller's exclusive direction and control. Seller's relationship with Buyer shall be that of an independent party and nothing in this Agreement shall be construed to constitute Seller or any of its employees or officers as an employee, agent, joint venturer, or partner of Buyer.

     (n) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other, situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (o) EXPORT CONTROL. The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of patent rights granted by this Agreement shall be subject to the export, assets and financial control regulations of the United States of America, but without limitation, restrictions under regulations of the United States that may be applicable to direct or indirect reexportation of such technical information or of equipment, products or services directly produced by use of such technical information.

                       [Signature Page Follows]

                                  27.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                              SELLER:

                              E. I. DU PONT DE NEMOURS AND COMPANY


                              By:  /s/ JEFFREY A. COE
                                 -------------------------------------
                              Name:   Jeffrey A. Coe

                              Title:  Business Director


                              BUYER:

                              DYNAMIC MATERIALS CORPORATION


                              By:  /s/ PAUL LANGE
                                 -------------------------------------
                              Name:   Paul Lange
                              Title:  President

                                  28.